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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
				(Amendment No.__)*



                                 BC Partners Lending Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                            COMMON STOCK, $0.001 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


				   N/A

          ------------------------------------------------------------
                                 (CUSIP Number)

                               November 29, 2022
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[X] RULE 13D-1(B)

[ ] RULE 13D-1(C)

[ ] RULE 13D-1(D)

     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS
OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO.
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS

	BCPLC Access Fund, LP
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	 99-0891764
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware, USA
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 N/A
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                225,592
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     N/A
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    225,592
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    225,592
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   10.15%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- --------------------------------------------------------------------------

CUSIP NO.
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
	PPB Advisors, LLC
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	 46-2311742

- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Pennsylvania, USA
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                N/A
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               225,592
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    N/A
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   225,592
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   225,592
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    10.15%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IA
- --------------------------------------------------------------------------

CUSIP NO.
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
	PPB Capital Partners, LLC

- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, USA
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                N/A
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               225,592
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    N/A
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   225,592
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   225,592
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    10.15%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             HC
- --------------------------------------------------------------------------

CUSIP NO.
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
	Brendan Lake, Managing Member of PPB Capital
	Partners, LLC

- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                N/A
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               225,592
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    N/A
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   225,592
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   225,592
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    10.15%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN; HC
- --------------------------------------------------------------------------

CUSIP NO.
          ---------

---------------------------------------------------------------------------
ITEM 1(A)         NAME OF ISSUER:

                  BC Partners Lending Corporation

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  650 Madison Ave.
			New York, New York, 10022

ITEM 2(a)         NAME OF PERSON FILING (each a Reporting Person and
			collectively the Reporting Persons):

                 (i)	BCPLC Access Fund, LP (BCPLC) with respect to shares of
				common stock, par value $0.001 per share (Common Stock)
				of BC Partners Lending Corporation (the Issuer).

			(ii)	PPB Advisors, LLC, a Pennsylvania limited liability company
				(PPB Advisors) is the investment advisor of BCPLC.

			(iii)	PPB Capital Partners, LLC, a Delaware limited liability company
				(PPB Capital Partners) is the sole member of PPB Advisors.

			(iv)	Brendan Lake is the Managing Member of PPB Capital Partners.

			The Reporting Persons have entered into a Joint Filing Agreement, a copy of
			which is filed with this Schedule 13G as Exhibit 99.2, pursuant to
			which they have agreed to file this Schedule 13G jointly in accordance
			with the provisions of Rule 13d-1(k) of the Act.


ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 The address of the business office of each of the Reporting
			Persons is
			125 East Elm Street Suite 200,
			Conshohocken PA 19427

ITEM 2(c)        CITIZENSHIP:

                 BCPLC is a Delaware limited partnership.
			PPB Advisors is a Pennsylvania limited liability company.
			PPB Capital Partners is a Delaware limited liability company.
			Mr. Lake is a United States citizen.


ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001 per share

ITEM 2(e)         CUSIP NUMBER:

                  N/A

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR SS.
                  240.13d-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ] Bank as defined in section 3(a)(6) of the Act
                (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP:

        This Statement is being filed with respect to an aggregate of 225,592 shares of Common Stock, resulting in beneficial ownership as follows:

	(a)	Amount Beneficially Owned:  	 225,592

	(b)	Percent of Class:  10.15%
	The percentages used herein and in the rest of Item 4 are calculated based on 2,223,006 shares of Common Stock outstanding as of November 29, 2023, as disclosed in the Issuers most recent
	Form 8-K on November 23, 2022, as filed with the SEC on November 29, 2023.

	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: N/A
		(ii)	Shared power to vote or to direct the vote: 225,592
		(iii)	Sole power to dispose or to direct the disposition of: N/A
		(iv)	Shared power to dispose or to direct the disposition of: 225,592

		BCPLC owns directly 225,592 shares of Common Stock.
		PPB Advisors maintains discretionary investment and voting authority with
		respect to 225,592 shares of Common Stock held by BCPLC and may be deemed
		to be the beneficial owner of the shares of Common Stock held by BCPLC.
		PPB Capital Partners is the sole member of PPB Advisors and may be deemed
		to be the beneficial owner of the shares of Common Stock held by BCPLC.
		Brendan Lake is the managing member of PPB Capital Partners and may be
		deemed to be the beneficial owner of the shares of Common Stock held
		by BCPLC.

		Each of PPB Advisors, PPB Capital Partners, and Brendan Lake disclaims beneficial ownership of the shares of Common Stock held by BCPLC.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

                 N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

			N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 15, 2023
                                             BCPLC Access Fund, LP

							By:	/s/ Brendan W. Lake
							Name:	Brendan W. Lake
							Title:	Managing Member

							PPB ADVISORS, LLC

							By:	/s/ Brendan W. Lake
							Name:	Brendan W. Lake
							Title:	Managing Member

							PPB CAPITAL PARTNERS, LLC

							By:	/s/ Brendan W. Lake
							Name:	Brendan W. Lake
							Title:	Managing Member

							/s/ Brendan W. Lake
							BRENDAN W. LAKE

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
(See 18 U.S.C. 1001).


								Exhibit 99.2

					JOINT FILING AGREEMENT
The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:           February 15, 2023

BCPLC Access Fund, LP

 	By:	/s/ Brendan W. Lake
 	Name:	Brendan W. Lake
 	Title:	Managing Member

PPB ADVISORS, LLC

 	By:	/s/ Brendan W. Lake
 	Name:	Brendan W. Lake
 	Title:	Managing Member

PPB CAPITAL PARTNERS, LLC

 	By:	/s/ Brendan W. Lake
 	Name:	Brendan W. Lake
 	Title:	Managing Member

 	/s/ Brendan W. Lake
 	BRENDAN W. LAKE